EXHIBIT 10.4

EMPLOYMENT AGREEMENT

          AGREEMENT (the “Agreement”) dated as of December 29, 2009, between VYCOR MEDICAL, INC., a Delaware corporation (“Company”), and HEATHER N. VINAS, an individual (“Executive”).

          This Agreement replaces and supersedes in all respects all prior employment agreements and arrangements between the Company and the Executive, including but not limited to that certain Employment Agreement between the parties dated as of January 1, 2008.

          Company desires to employ Executive, and Executive desires to be employed, as President (“President”) of Company, in each case, on the terms and subject to the conditions set forth in this Agreement.

          This Agreement is entered into by the parties as part and parcel of a restructuring arrangement (the “Restructuring”) by and between the Company and Fountainhead Capital Management Limited (“Fountainhead”). This Agreement shall take effect concurrent with the closing of the Restructuring and will be of no force and effect unless and until the closing of the restructuring.

          Accordingly, each party hereto hereby agrees as follows:

1. TERM OF AGREEMENT

          The term of this Agreement will commence on the date first set forth above and will continue until a date which is ninety (90) days thereafter (the “Initial Term”). At the conclusion of the Initial Term, and each successive term thereafter, this Agreement will be automatically renewed for an additional thirty (30) day term, unless either party hereto gives written notice to the other party of its intention to terminate this Agreement at least 30 days prior to the automatic renewal date.

2. EMPLOYMENT

          2.1 Position and Duties. Executive will serve as Company’s President, reporting directly to Company’s Board of Directors (the “Board”), and will have the general powers, duties and responsibilities of management usually vested in that office in a corporation and such additional powers and duties as may be prescribed from time to time by the Board, which may include services for one or more subsidiaries or affiliates of Company. Executive’s responsibilities are detailed in Exhibit A attached hereto and incorporated by reference, with the understanding that such description is not intended to be exclusive, and will receive performance appraisals on or about each anniversary of this Agreement by the compensation committee of the Board.

          2.2 Other Services. Company acknowledges that Executive may do educational and charity work and conduct personal business as long as such activities do not interfere with Executive’s duties hereunder.

3. COMPENSATION

          3.1 Compensation. During the term of this Agreement, Company will pay the amounts and provide the benefits described in this Section 3, and Executive agrees to accept such amounts and benefits in full payment for Executive’s services under this Agreement.

          3.2 Base Salary. Commencing the date of this Agreement, the Company will pay to Executive a base salary of $8,500.00 per month, payable in bi-weekly instalments in accordance with Company’s standard payroll practices, less applicable withholding. On the earlier to occur of (i) the closing of a Company fundraising of more than $1.5 million, or (ii) the Company’s achievement of positive cash flow (based upon financial statements prepared in accordance with US GAAP) for at least three consecutive months, the base salary shall increase effective the beginning of the immediately succeeding fiscal quarter to the equivalent of $165,000 per annum. Notwithstanding the foregoing, if the Company’s cash flow calculated on the same basis for any of the succeeding three months is negative, Executive agrees to discuss an adjustment of such increased base salary until the Company again achieves positive cash flow for a period of three consecutive months. In addition, any increase in salary shall also be subject to the agreement of any new investors in the Company who make their investment following the date of this Agreement. Other than the foregoing, no increase in base salary shall be approved by the Company without the expressed consent of Fountainhead Capital Management Limited.

          3.3 Cash Bonus. In addition to Base Salary, Executive shall be paid an incremental cash bonus, payable monthly in arrears, equivalent to 5% per month of the Company’s gross profit (sales, less commission, less Cost of Goods Sold) over $7,155 per month. Incremental sales must be on normal payment terms.

          3.4 Accrual of Past Salary. Executive acknowledges that the Company has accrued past, but unpaid, salaries payable to the Executive in the amount of $70,643 (the “Accrued Salary”). Executive waives any claim to any amount of additional unpaid salary through the date of this Agreement. The Accrued Salary is hereby converted into a contingent retention bonus payable (assuming that the Executive continues to be in the employ of the Company at the time) either on the closing of a Company fundraising of more than $1.5 million or on the sale of the Company (or substantially all of its assets) at a value above $3 million. Should the Executive be Terminated Without Cause or Resign With Good Reason within a period of six months prior to either of these two events occurring, the retention bonus will be payable

          3.5 Equity Incentive Plan. Prior to March 31, 2010, the Company’s Board of Directors, subject to the approval of Fountainhead, shall develop an incentive plan for Management which will provide incentive compensation for Management and key employees consistent with industry standards based on the achievement of pre-determined financial milestones.

          3.6 Fringe Benefits. Company will provide to Executive health care insurance, insurance and other employee benefits which have been provided by the Company consistent with past practices and the Company’s Employee Manual

          3.7 Automobile Allowance. None.

          3.8 Paid Vacation. Executive will accrue, on a daily basis, a total of three workweeks of paid vacation (“Vacation”) per year following the date of this Agreement. This Vacation will be in addition to normal Company holidays, which will be determined at the discretion of Company from time to time. Any accrued but unused Vacation (up to such limits as Company may establish) will be paid to Executive, on a pro rata basis, at the time that his employment is terminated.

          3.9 Deductions from Compensation. Company will deduct and withhold from all compensation payable to Executive all amounts required to be deducted or withheld pursuant to any present or future law, ordinance, regulation, order, writ, judgment, or decree requiring such deduction and withholding.

4. REIMBURSEMENT OF CERTAIN EXPENSES

          4.1 Travel and Other Expenses. Company will pay to or reimburse Executive for reasonable and necessary business, travel, promotional, professional continuing education and licensing costs (to the extent required), professional society membership fees, seminars and similar expenditures incurred by Executive for which Executive submits appropriate receipts and indicates the amount, date, location and business character in a timely manner.

          4.2 Liability Insurance. Company will add Executive to the coverage of Company’s officers and directors’ insurance and other liability insurance policies, consistent with usual and reasonable business practices, to cover Executive against insurable events related to his employment with Company.

          4.3 Indemnification. The Company shall indemnify the Executive, and hold him harmless, to the maximum extent permitted under law, if he is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Company or its affiliates, by reason of the fact that the Executive is or was a director, officer, employee or agent of the Company or its affiliates, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement. Expenses incurred by the Executive in defending a civil or criminal action, suit or proceeding referenced herein shall be promptly and timely paid by the Company in advance of the final disposition of such action, suit or proceeding at the written request of the Executive, provided the Executive agrees to repay such amount to the extent that it is ultimately determined that the Executive is not entitled to indemnification. The right to indemnification or advances as provided by this Agreement shall be enforceable by the Executive in any court of competent jurisdiction. The Executive’s expenses incurred in connection with successfully establishing the Executive’s right to indemnification or advances, in whole or in part, in any civil or criminal action, suit or proceeding shall also be indemnified by the Company. Notwithstanding any other provision of this Agreement, the Company hereby agrees to indemnify the Executive to the full extent permitted by law, notwithstanding that such indemnification is not specifically authorized by the other provisions of this Agreement, the Company’s Certificate of Incorporation, the Bylaws or by statute. In the event of any changes, after the date of this Agreement, in any applicable law, statute or rule which expand the right of a Delaware corporation to indemnify an officer, supervisor or employee of the Company, such changes shall be within the purview of the Executive’s rights, and the Company’s obligations, under this Agreement. In the event of any changes in any applicable law, statute or rule which narrows the right of a Delaware corporation to indemnify such changes, to the extent not otherwise required by such law, statute or rule to be applied to this Agreement shall have no effect on this Agreement or the parties’ rights and obligations hereunder. The indemnification provided by this Agreement shall not be deemed exclusive of any rights to which the Executive may be entitled under the Company’s Certificate of Incorporation, the Bylaws, any agreement, any vote of stockholders or disinterested directors, the Delaware General Corporation Law, or otherwise. The indemnification provided under this Agreement shall continue to remain valid and enforceable by the Executive even though the Executive may have ceased to be an officer, supervisor, director, or employee of the Company or Executive’s employment with the Company under this Agreement has ceased.

5. TERMINATION

          5.1 Termination With Good Cause; Resignation Without Good Reason. Company may terminate Executive’s employment at any time, with or without notice or Good Cause (as defined below). If Company terminates Executive’s employment with Good Cause, or if Executive resigns without Good Reason (as defined below), Company will pay Executive his salary prorated through the date of termination, at the rate in effect at the time notice of termination is given, together with any benefits accrued through the date of termination. Company will have no further obligations to Executive under this Agreement or any other agreement, and all unvested options will terminate.

          5.2 Termination Without Good Cause; Resignation with Good Reason. Company will have the right to terminate Executive’s employment under this Agreement without Good Cause at any time, and Executive will have the right to terminate his employment with notice and Good Reason at any time. If Company terminates Executive’s employment without Good Cause, or Executive resigns for Good Reason, the Company will pay Executive his salary through the end of the Term of this Agreement.

          5.3 Good Cause. For purposes of this Agreement, a termination will be for “Good Cause” if Executive should:

                    (a) commit an act of fraud, moral turpitude or embezzlement in connection with his duties;

                    (b) violate a material provision of Company’s written Codes of Ethics as adopted by the Board, or any applicable state or federal law or regulation which failure or refusal remains uncured for a period of fifteen (15) days after written notice to Executive thereof;

                    (c) violate or breach a material provision of the this Agreement (other than a breach by reason of an act described in subclauses (a) above or (e) below), which breach remains uncured for a period of fifteen (15) days after written notice to Executive of the breach;

                    (d) fail or refuse to comply with a relevant and material obligation assumable and chargeable to an executive of his corporate rank and responsibilities under the Sarbanes-Oxley Act and the regulations of the Securities and Exchange Commission promulgated thereunder which failure or refusal remains uncured for a period of fifteen (15) days after written notice to Executive thereof; or

                    (e) be convicted of, or enter a plea of guilty or no contest to, a felony or a misdemeanor involving fraud or moral turpitude under state or federal law.

          5.4 Good Reason. For purposes of this Agreement, a resignation will be with “Good Reason” following:

                    (a) assignment to Executive of duties materially inconsistent with Executive’s status as President of an emerging company; provided Executive will give the Company written notice and a reasonable opportunity to cure prior to termination for this reason,

                    (b) removal of Executive as President,

                    (c) material adverse change in the reporting relationship set forth in Section 2.1 hereof or a substantial reduction in the nature or status of Executive’s responsibilities as President provided Executive will give the Company written notice and a reasonable opportunity to cure prior to termination for this reason; or

                    (d) material breach of this Agreement by Company, including, but not limited to, Company’s failure to timely pay to Executive any amount due under Section 3.2 hereof which continues after written notice and reasonable opportunity to cure.

Notwithstanding the above, the occurrence of an event specified in Sections 5.4(a), (b) or (c) above shall not give rise to a right of termination by Executive for Good Reason if any of such events is the result of an action taken by the Company by reason of the fact that the Company had the right to terminate the Executive for Good Cause as defined in Section 5.3, but, rather than terminate Executive, the Company has chosen to retain Executive and reassign Executive to different duties as a result of the conduct of Executive.

          5.5 Death or Disability. To the extent consistent with applicable law, Executive’s salary will terminate on his death or Disability. “Disability” means any health condition, physical or mental, or other cause beyond Executive’s control that prevents him from performing his duties, even after reasonable accommodation is made by Company, for a period of 90 consecutive days within any 365-day period. In the event of termination due to death or Disability, Company will pay Executive (or his legal representative) his salary prorated through the date of termination, at the rate in effect at the time of termination and continue to provide insurance and other fringe benefits to Executive and Executive’s spouse and dependent children for a period of one year from Executive’s termination date, and 100% of the options set to vest in the year that death or disability occurs will vest and Executive (or his legal representative) will have until the end of the option term to exercise all options. Company will have no further obligations to Executive (or his legal representative) under this Agreement, except for any other vested rights under employee benefit plans and programs and the right to receive reimbursement for business expenses.

          5.6 Return of Company Property. Within ten days after the effective date of termination of Executive’s employment with Company, Executive will return to Company all products, books, records, forms, specifications, formulae, data processes, designs, papers and writings relating to the business of Company, including, but not limited to, proprietary or licensed computer programs, customer lists and customer data, and copies or duplicates thereof in Executive’s possession or under Executive’s control. Executive will not retain any copies or duplicates of such property and all licenses granted to him by Company to use computer programs or software will be revoked on the termination date.

6. DUTY OF LOYALTY

During the term of this Agreement the executive will follow the Vycor Code of Ethics.

7. CONFIDENTIAL INFORMATION

          7.1 Trade Secrets of Company. Executive, by reason of his prior employment with the Company and during the term of this Agreement, has and will develop, have access to and become acquainted with various trade secrets which are owned by Company and which are regularly used in the operation of its business. Executive will not disclose such trade secrets, directly or indirectly, or use them in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of his employment by Company. All files, contracts, manuals, reports, letters, forms, documents, notes, notebooks, lists, records, documents, customer lists, vendor lists, purchase information, designs, computer programs and similar items and information relating to the businesses of such entities, whether prepared by Executive or otherwise and whether now existing or prepared at a future time, coming into his possession will remain the exclusive property of Company.

          7.2 Confidential Data of Customers of Company. Executive, in the course of his duties, will have access to and become acquainted with financial, accounting, statistical and personal data of customers of Company and of its and their affiliates. All such data is confidential and will not be disclosed, directly or indirectly, or used by Executive in any way, either during the term of this

Agreement (except as required in the course of Executive’s employment by Company) or at any time thereafter.

          7.3 Intellectual Properties. Executive will sign a Confidentiality Agreement (the “Confidentiality Agreement”) with the Company prior to or on his start date.

          7.4 Continuing Effect. The provisions of this Section 7 will remain in effect after the effective date of termination of Executive’s employment with Company

8. OTHER PROVISIONS

          8.1 Compliance with Other Agreements. Executive represents and warrants to Company that, to his knowledge and belief, the execution, delivery and performance of this Agreement will not conflict with or result in the violation or breach of any term or provision of any order, judgment, injunction, contract, agreement, commitment or other arrangement to which Executive is a party or by which he is bound.

          8.2 Non-delegable Duties. This Agreement is a contract for Executive’s personal services. The duties of Executive under this Agreement are personal and may not be delegated or transferred in any manner whatsoever, and will not be subject to involuntary alienation, assignment or transfer by Executive during his life.

          8.3 Governing Law. The validity, construction and performance of this Agreement will be governed by the internal laws of the State of New York. The federal and state courts located in New York, New York will have exclusive jurisdiction over any action to compel performance in accordance with this Agreement, the Confidentiality Agreement or the Dispute Resolution Agreement (as defined below) or to enforce any award in any arbitration

          8.4 Severability. The invalidity or unenforceability of any particular provision of this Agreement will not affect the other provisions, and this Agreement will be construed in all respects as if any invalid or unenforceable provision were omitted.

          8.5 Binding Effect. The provisions of this Agreement will bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

          8.6 Notice. Any notices or communications required or permitted by this Agreement will be deemed sufficiently given if in writing and when delivered personally or two business days after deposit with the United States Postal Service as registered or certified mail, postage prepaid and addressed as follows:

                    (a) if to Company, to the principal office of Company in the State of New York, marked “Attention: Chairman of the Board”, and to a member of the Company’s Compensation Committee who also qualifies as an “independent” member of the board of directors; or

                    (b) if to Executive, to the most recent address for Executive appearing in Company’s records.

          8.7 Dispute Resolution. The parties agree to submit any disputes arising from this Employment Agreement to final and binding arbitration under the applicable Rules of the American Arbitration Association.

          8.8 Attorneys’ Fees. The prevailing party in any suit or other proceeding brought to enforce, interpret or apply any provisions of this Agreement will, except as otherwise provided in the Dispute Resolution Agreement, be entitled to recover all costs and expenses of the proceeding and investigation (not limited to court costs), including attorneys’ fees.

          8.9 Headings. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

          8.10 Amendment and Waiver. This Agreement may be amended, modified or supplemented only by a writing executed by each of the parties hereto, and by Fountainhead, so long as Fountainhead retains an ownership position in the Company. Either party may in writing waive any provision of this Agreement to the extent such provision is only for the benefit of the waiving party, and no other party, including Fountainhead, who shall be deemed a third party beneficiary for the purposes set forth herein. No waiver by either party of a breach of any provision of this Agreement will be construed as a waiver of any subsequent or different breach, and no forbearance by a party to seek a remedy for noncompliance or breach by the other party will be construed as a waiver of any right or remedy with respect to such noncompliance or breach.

          8.11 Entire Agreement. This Agreement and all other written agreements entered into with Executive during his employment with Company, are the only agreements and understandings between the parties hereto pertaining to the subject matter hereof, and supersede all prior agreements, summaries of agreements, descriptions of compensation packages, discussions, negotiations, understandings, representations or warranties, whether verbal or written, between the parties pertaining to such subject matter.

          8.12 Authority. Company represents and warrants that the individual executing this Agreement on its behalf has been duly authorized so to do and that this Agreement is a valid and enforceable agreement of Company.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

VYCOR MEDICAL, INC.

/s/ Kenneth T. Coviello
By:

Name: Kenneth T. Coviello
Title: Chief Executive Office

/s/ Heather N. Vinas

Heather N. Vinas

Exhibit A

Position and Duties.

The Executive shall serve as President of the Company; the Executive’s duties will be the following:

          (a) Manage the business and affairs of the Company within the guidelines established by the Board of Directors with primary responsibility for business development and sales;

          (b) Work with the CEO to recommend to the Board of Directors strategic directions for the Company’s business, and when approved by the Board of Directors, implement the corresponding strategic, business and operational plans;

          (c) Direct and monitor the activities of the Company in a manner such that agreed upon targets are met and the assets of the Company are safeguarded and optimized in the best interests of all the Company’s shareholders;

          (d) Together with the CEO, develop and implement operational policies to guide the Company within the parameters set forth in the Company’s By-Laws and the framework of the strategic directions adopted by the Board of Directors;

          (e) Develop and recommend top-level organizational structure and staffing to the Board of Directors and direct the implementation of the Board’s decisions in this regard;

          (f) Together with the CEO, develop and seek the Board’s concurrence for plans for management development and succession in all key positions and then implement such plans;

          (g) Manage and oversee the interface between the Company and its shareholders, the investment community, media, governments and their agencies, employees and the general public;

          (h) Meet regularly and as required with the Chairman and other members of the Board of Directors to ensure that they are provided in a timely manner with all information and access to management necessary to permit the Board of Directors and all Committees thereof to fulfill their statutory and other obligations;

          i) Together with the CEO, develop and recommend to the Board of Directors the Annual Budget and Plan and provide to the Board of Directors, on at least an annual basis, a management proposal that outlines the Company’s budget and plan of operations;

          (j) Perform the responsibilities of Corporate Secretary;

          (k) Such other duties and responsibilities consistent with such office, as from time to time may be prescribed by the Board of Directors of the Company (or Committees thereof)